	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven
212-850-5600

ALAMO GROUP INC. ANNOUNCES 2004 THIRD QUARTER RESULTS

SEGUIN, Texas, November 4, 2004 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter and nine months ended September 30, 2004.

Net sales for the third quarter increased 24% to $88.0 million from $70.7 million for the same period last year.  Net income for the quarter was $4.2 million, or $0.43 per diluted share, a 59% increase over the prior year's net income of $2.6 million, or $0.27 per diluted share.  The results of the 2004 third quarter included those of Rousseau Holding, S.A., which was acquired in March 2004.  Excluding Rousseau, net sales for the quarter were up 17% and net income was up 52% compared to the same period in 2003.

For the first nine months of 2004, net sales were $257.5 million, an increase of 22% compared with $211.6 million in the first nine months of 2003.  Net income for the nine month period in 2004 was $11.3 million, or $1.15 per diluted share, a 73% increase over the prior year's net income of $6.6 million, or $0.67 per diluted share.  Without the contributions of Rousseau, net sales were up 16% and net income increased 65% compared to the same period in 2003.

Sales for Alamo's North American Agricultural Division were $32.6 million in the third quarter of 2004, a 19% increase compared to the $27.3 million achieved in 2003.  This sector has benefited from overall improvements in the market for U.S. agricultural equipment.  The division is currently experiencing a strong response to its out of season selling programs, which bodes well for further growth in 2005.

- more -

ALAMO GROUP INC. ANNOUNCES 2004 THIRD QUARTER RESULTS	PAGE 2

North American Industrial Division sales increased by 13% to $30.0 million in the third quarter of 2004 compared to $26.5 million in the third quarter of 2003.  This growth reflects improvement in the prospects for the Company's Industrial products from governmental entities, our main customers in this market.  However, we believe a return to sales levels historically achieved in this segment depends on continued general economic growth in the U.S.

Alamo Group's European Division sales in the third quarter of 2004 were $25.4 million, an increase of 50% over sales of $17.0 million in the same period of 2003.  The acquisition of Rousseau accounted for approximately 30% of this growth.  This segment has been aided by new product introductions and strong sales support to our major markets in England and France. The European Division also benefited from better than anticipated performance at the Rousseau operation.  While we are encouraged by these trends, we are concerned about increased levels of competition in these markets.

Alamo Group's President and Chief Executive Officer, Ron Robinson, noted, "We are pleased with our third quarter performance as it reflects both external market growth as well as internal operational improvements.  These are trends that should help us for the remainder of 2004 and into 2005.  Our results have been achieved despite the negative impacts of escalating steel and energy costs, which continue to have an adverse effect on our business.  However, as previously announced, we believe our results for 2004 will not only exceed those of 2003 but also be ahead of higher levels achieved in 2000 and 2001.  While we are generally optimistic about our outlook, we remain cautious given some of the uncertainties facing the overall economy."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements, front-end loaders, backhoes and related after market parts and service.  The Company, founded in 1969, has over 1,875 employees and operates fourteen plants in North

- more -

ALAMO GROUP INC. ANNOUNCES 2004 THIRD QUARTER RESULTS	PAGE 3

America and Europe as of September 2004.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

ALAMO GROUP REPORTS 2004 THIRD QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	09/30/04	09/30/03	09/30/04	09/30/03
North American
Agricultural	$32,568	$27,257	$95,981	$80,445
Industrial	30,012	26,516	88,824	81,757
European	25,410	16,950	72,717	49,428
Total Sales	87,990	70,723	257,522	211,630

Cost of sales	67,876	54,233	199,049	165,908
Gross margin	20,114	16,490	58,473	45,722
	22.9%	23.3%	22.7%	21.6%

Operating Expenses	13,544	11,930	39,170	34,627
Income from Operations	6,570	4,560	19,303	11,095
	7.5%	6.4%	7.5%	5.2%

Interest Expense	(507)	(503)	(1,549)	(1,605)
Interest Income	175	84	436	341
Other Income (Expense)	(41)	185	(759)	732

Income before income taxes	6,197	4,326	17,431	10,563
Provision for income taxes	1,999	1,694	6,097	3,998

Net Income	$4,198	$2,632	$11,334	$6,565

Net income per common share:
Basic	$0.43	$0.27	$1.16	$0.68

Diluted	$0.43	$0.27	$1.15	$0.67

Average common shares:
Basic	9,730	9,721	9,729	9,719

Diluted	9,856	9,800	9,850	9,777

Summary Balance Sheet Data

	09/30/04	12/31/03	09/30/03
Receivables	71,972	64,263	58,442
Inventories	73,911	63,579	66,436
Current Liabilities	51,784	34,706	36,749
Long Term Debt	15,580	14,379	15,418
Equity	154,921	144,067	139,382

#   #   #